                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     EXHIBIT 5.1



                                  June 15, 2000

MyPoints.com, Inc.
100 California Street
11th Floor
San Francisco, CA 94111

       RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

       We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 15, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of recently authorized shares to be issued under the 1999 Stock Plan (as to 2,500,000 shares) and of the 1999 Employee Stock Purchase Plan (as to 200,000 shares) (collectively the "Plans" and the "Shares" as appropriate). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

       It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation



                                        /s/ WILSON SONSINI GOODRICH & ROSATI